NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS FIRST QUARTER RESULTS;
CONFIRMS FULL YEAR GROWTH OUTLOOK

Louisville, KY, August 27, 2014 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its first quarter ended July 31, 2014. The company grew reported net sales1 3% to $921 million, an increase of 3% on an underlying basis2. As expected, net sales growth was impacted by the difficult comparison with the prior year period when sales benefited from significant distributor and retail buy-ins, related primarily to price increases. Reported operating income increased 1% to $221 million, an increase of 7% on an underlying basis. Diluted earnings per share increased 5% to $0.70 compared to $0.66 in the prior year period.

Paul Varga, the company’s Chief Executive Officer said, “As anticipated, our first quarter growth came in lower than what we achieved during fiscal 2014 and our expectations for fiscal 2015, due largely to pricing decisions that resulted in distributor and retail inventory reductions in the United States and Europe. We anticipate higher rates of sales growth over the balance of the year, led by Jack Daniel’s and our portfolio of premium whiskey brands. We reaffirm our full-year guidance and our expectations of 9-11% underlying operating income growth in fiscal 2015.”

First Quarter 2015 Highlights

•	Underlying net sales increased 3%:

◦	Price/mix contributed two points to net sales growth and gross margin expanded 50bps

◦	Jack Daniel’s trademark grew underlying net sales 5% (+4% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 29% (+35% reported)

◦	The company’s super and ultra-premium whiskey brands grew underlying net sales double-digits, including 29% growth from the Woodford Reserve family (+35% reported)

◦	El Jimador and Herradura grew underlying net sales 15% (+20% reported) and 20% (+25% reported), respectively

◦	Emerging markets grew underlying net sales 15% (+10% reported)

◦	Three month volume takeaway trends[3] for Jack Daniel’s Tennessee Whiskey in the United States accelerated two points compared to the twelve month period

•	Underlying operating income increased 7%

First Quarter 2015 Performance By Market
Underlying net sales grew 15% (+10% reported) in the emerging markets, a continuation of the strong trends the company has been experiencing in these fast growing markets. The company drove double-digit growth in many emerging markets, including Turkey, Russia, Brazil, and Indonesia. Results in Mexico benefited from the comparisons to last year’s first quarter inventory reduction, while results in Poland remained under pressure following the excise tax increase that occurred at the start of the calendar year.

As expected, top-line results in the United States were negatively impacted by difficult comparisons with the prior year’s price-driven buy-ins, resulting in flat underlying net sales (-2% reported). The reduction in inventory levels at both distributors and retailers resulted from the company’s decision to slow the rate of price increases versus each of the prior two years. In addition to more favorable inventory comparisons over the balance of fiscal 2015, the company expects continued improvement in volumes in this important market. Underlying consumer takeaway trends for Jack Daniel’s Tennessee Whiskey have improved to 1% volume growth over the last three months versus a 1% decline over the last twelve months.

In developed markets outside of the United States, underlying net sales declined 1% (+2% reported). Underlying net sales declined double-digits in the United Kingdom and Germany due to multiple factors, including challenging prior year comparisons in both markets, a reduction in trade promotions in the United Kingdom, and variability in purchasing patterns in Germany. Underlying net sales in France grew double-digits, helped by the launch of Jack Daniel’s Tennessee Honey in that market earlier this calendar year. Australia, Canada, Belgium, and Netherlands registered solid gains in the quarter. Underlying net sales declined in markets such as Italy and Spain where economic conditions remained weak, as well as Japan, which faced challenging comparisons with the prior year’s distribution gains.

Global Travel Retail delivered 22% underlying net sales growth (+31% reported), driven by price increases, successful innovation, and new product launches.

First Quarter 2015 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s trademark, up 5%. Jack Daniel’s Tennessee Honey grew underlying sales by 29%, powered by large gains in new markets outside of the United States. Markets that were launched in prior years, including the United States, continued to grow in the quarter driven by the combination of price and volume growth.

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood collectively grew underlying net sales by double-digits. Old Forester also grew underlying net sales double-digits, and Woodford Reserve’s family grew underlying net sales 29%.

Finlandia vodka’s family of brands experienced a 13% decline in underlying net sales due primarily to weakness in Poland, where the combination of a reduction in trade and retail inventory levels and challenging economic conditions negatively impacted results.

El Jimador and Herradura grew underlying net sales by 15% and 20%, respectively, with double-digit gains in both the United States and Mexico. Results in Mexico benefited from favorable comparisons versus the prior year’s period of inventory reductions following price increases taken in that market.

Southern Comfort, along with some of our other premium liqueurs brands, continued to decline, driven by continued pressure from flavored whiskies as well as weakness in the on-premise. Southern Comfort’s family of brands experienced a 7% decline in underlying net sales.

Other P&L Items
Company-wide price/mix improvements contributed approximately two points of sales growth. Better price/mix, along with lower costs helped deliver gross margin expansion of 50bps. Underlying A&P spend declined by 4% (-4% reported) due largely to timing, and underlying SG&A increased by 8% (+9% reported), reflecting the impact from the route-to-market changes made in France on January 1, 2014.

Financial Stewardship
On July 24, 2014, Brown-Forman declared a regular quarterly cash dividend of $0.29 per share on its Class A and Class B common stock. The cash dividend is payable on October 1, 2014 to stockholders of record on September 8, 2014. Brown-Forman has paid regular quarterly cash dividends for 69 consecutive years and has increased the dividend for 30 consecutive years.

During the first quarter, the company repurchased a combined total of 0.1 million Class A and Class B shares for $10 million, at an average price of $90.85 per share. Year-to-date through August 25, 2014, the company had repurchased a combined total of 1.2 million Class A and Class B shares for $108 million, at an average price of $90.83 per share. The remaining share repurchase authorization as of August 25, 2014 totaled $95 million.

Fiscal Year 2015 Outlook
The geopolitical environment remains fragile, particularly in Russia, where iconic American brands are experiencing increased scrutiny, including some of Brown-Forman’s brands. Assuming no deterioration in current global market conditions, the company is reaffirming its growth outlook for fiscal 2015, including 6-8% growth in reported and underlying net sales, and 9-11% growth in reported and underlying operating income. While first quarter results were negatively impacted by inventory reductions, the company expects stronger reported and underlying results over the balance of the year, driven by more stable inventory levels and expanding global demand for the company’s portfolio of brands. The company also expects diluted earnings per share of $3.25 to $3.45, which now incorporates an anticipated negative impact from foreign exchange of $0.06 per share, partially offset by a lower expected tax rate of 29.5%.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investor Relations.”   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 83064342.  A digital audio recording of the conference call will also be available on the website approximately two hours after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee Honey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve. Brown-Forman’s brands are supported by nearly 4,200 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying cost of sales, (c) underlying gross profit, (d) underlying advertising expenses, (e) underlying selling, general and administrative expenses and (f) underlying operating income. A reconciliation of each of these non-GAAP measures for the three-month period ending July 31, 2014, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release.
3 Takeaway trends are a blended average from Nielsen data as of July 19, 2014 and NABCA data as of July 31, 2014.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates

•	Changes in laws, regulations or policies - especially those that affect the production, importation, marketing, sale or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from brown spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; bar, restaurant, travel or other on-premise declines; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, input materials, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Our status as a family ”controlled company” under New York Stock Exchange rules

•	Business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including constant currency net sales, underlying net sales, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedule A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months July 31, 2013 and 2014
(Dollars in millions, except per share amounts)

	2013	2014	Change

Net sales	$896	$921	3%
Excise taxes	210	216	3%
Cost of sales	209	210	0%
Gross profit	477	495	4%
Advertising expenses	103	99	(4%)
Selling, general, and administrative expenses	156	170	9%
Other expense (income), net	1	5
Operating income	217	221	1%
Interest expense, net	6	7
Income before income taxes	211	214	1%
Income taxes	68	64
Net income	$143	$150	5%

Earnings per share:
Basic	$0.67	$0.70	5%
Diluted	$0.66	$0.70	5%

Gross margin	53.3%	53.7%
Operating margin	24.2%	23.9%

Effective tax rate	32.4%	29.8%

Cash dividends paid per common share	$0.255	$0.290

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,709	213,444
Diluted	215,320	215,019

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2014	July 31, 2014
Assets:
Cash and cash equivalents	$437	$460
Accounts receivable, net	569	547
Inventories	882	949
Other current assets	289	303
Total current assets	2,177	2,259

Property, plant, and equipment, net	526	538
Goodwill	620	618
Other intangible assets	677	666
Other assets	103	110
Total assets	$4,103	$4,191

Liabilities:
Accounts payable and accrued expenses	$474	$427
Dividends payable	—	62
Accrued income taxes	71	128
Short-term borrowings	8	13
Other current liabilities	8	7
Total current liabilities	561	637

Long-term debt	997	998
Deferred income taxes	102	107
Accrued postretirement benefits	244	241
Other liabilities	167	154
Total liabilities	2,071	2,137

Stockholders’ equity	2,032	2,054

Total liabilities and stockholders’ equity	$4,103	$4,191

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2013 and 2014
(Dollars in millions)

	2013	2014

Cash provided by operating activities	$93	$112

Cash flows from investing activities:
Additions to property, plant, and equipment	(25)	(31)
Cash used for investing activities	(25)	(31)

Cash flows from financing activities:
Net issuance of debt	1	5
Acquisition of treasury stock	(1)	(12)
Dividends paid	(54)	(62)
Other	3	12
Cash used for financing activities	(51)	(57)

Effect of exchange rate changes on cash and cash equivalents	(4)	(1)

Net increase in cash and cash equivalents	13	23

Cash and cash equivalents, beginning of period	204	437

Cash and cash equivalents, end of period	$217	$460

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2014	April 30, 2014

Reported change in net sales	3%	4%
Estimated net change in distributor inventories	1%	1%
Impact of foreign currencies	(1)%	1%

Underlying change in net sales	3%	6%

Reported change in gross profit	4%	6%
Estimated net change in distributor inventories	1%	1%
Impact of foreign currencies	-	1%

Underlying change in gross profit	5%	8%

Reported change in advertising	(4)%	7%
Impact of foreign currencies	-	1%

Underlying change in advertising	(4)%	8%

Reported change in SG&A	9%	5%
Estimated net change in distributor inventories	-	1%
Impact of foreign currencies	(1)%	-

Underlying change in SG&A	8%	6%

Reported change in operating income	1%	8%
Estimated net change in distributor inventories	3%	3%
Impact of foreign currencies	3%	-

Underlying change in operating income	7%	11%

Note: Totals may differ due to rounding

Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assists in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust for (a) foreign currency exchange and (b) if applicable, estimated net changes in trade inventories. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this report, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Three Months Ended July 31, 2014

	% Change vs. FY2014
Brand	Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion [3]	Reported	Foreign Exchange	Estimated Net Change in Trade Inventories	Underlying
Jack Daniel’s Family	4%	3%	4%	(1)%	2%	5%
Jack Daniel’s Tennessee Whiskey	0%	0%	1%	(1)%	3%	2%
Jack Daniel’s Tennessee Honey	31%	31%	35%	(1)%	(5)%	29%
Other Jack Daniel’s Whiskey Brands[4]	7%	7%	10%	0%	(2)%	9%
Jack Daniel’s RTD/RTP[5]	6%	6%	6%	(2)%	(1)%	3%
Southern Comfort Family	(4)%	(4)%	(8)%	(1)%	2%	(7)%
Finlandia Family	(15)%	(14)%	(10)%	(1)%	(2)%	(13)%
el Jimador	9%	9%	20%	2%	(7)%	15%
New Mix RTD[6]	62%	62%	63%	5%	0%	67%
Herradura	19%	19%	25%	2%	(8)%	20%
Woodford Reserve Family	26%	26%	35%	0%	(6)%	29%
Canadian Mist Family	(7)%	(7)%	(8)%	0%	1%	(7)%
Rest of Brand Portfolio (excl. Discontinued Brands)	(5)%	(5)%	(4)%	1%	4%	1%
Total Portfolio	4%	0%	3%	(1)%	1%	3%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentlemen Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye and Jack Daniel's 1907.
5 Refers to all ready-to-drink (RTD) and ready-to-pour (RTP) line extensions of Jack Daniel’s.
6 New Mix RTD brand produced with el Jimador tequila.